Exhibit (d)

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

This AGREEMENT, effective commencing on January 12, 2012, as amended on February 14, 2017; August 21, 2017; and December 13, 2017, is made and entered into by and between Crossmark Global Investments, Inc. (the "Adviser") and STEWARD FUNDS INC. (the "Company") on behalf of its series portfolios listed on Appendix A hereto (the "Funds").

WHEREAS, the Company is a Maryland corporation organized under Articles of Incorporation dated May 11, 1992, (the "Articles") and is authorized to divide and classify its stock into separate series of shares and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a management investment company; and

WHEREAS, shares in the Funds are separate series of the Company’s stock; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"); and

WHEREAS, the Company wishes to retain the Adviser to render investment advisory services to the Funds, and the Adviser is willing to furnish such services to the Funds;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Company and the Adviser as follows:

1.       Appointment. The Company hereby appoints the Adviser to act as investment adviser to the Funds for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.       Investment Advisory Duties. Subject to the supervision of the Board of Directors of the Company, the Adviser will (a) provide a program of continuous investment management for each Funds in accordance with the investment objectives, policies and limitations of that Fund as stated in the Fund's prospectus and statement of additional information included as part of the Company's registration statement filed with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time, copies of which shall be provided to the Adviser by the Company; (b) make investment decisions for the Funds; and (c) place orders to purchase and sell securities for the Funds.

In performing its investment management services for the Funds hereunder, the Adviser will provide the Funds with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, currencies, repurchase agreements, futures, options and other investments and techniques that each Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of the portfolio of each Fund. The Adviser will determine what portion of the portfolio of each Fund will be invested in securities and other assets and what portion, if any, will be held uninvested.

The Adviser further agrees that it will:

(a)	comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Company’s Board of Directors;

Investment Advisory Agreement – Steward Funds, Inc.

Effective: December 13, 2017

(b)	use reasonable efforts to manage each Funds so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c)	place orders pursuant to its investment determinations for each Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's prospectus and/or statement of additional information and in accordance with applicable legal requirements;

(d)	furnish to each Fund whatever statistical information the Fund may reasonably request with respect to the Fund’s assets or contemplated investments. In addition, the Adviser will keep each Fund and the Company’s Board of Directors informed of developments materially affecting the Fund’s portfolio and will, on the Adviser's own initiative, furnish to the Funds and the Company from time to time whatever information the Adviser believes appropriate for this purpose;

(e)	make available to the Funds’ administrator (the "Administrator"), and the Funds, promptly upon their request, copies of all its investment records and ledgers with respect to the Funds to assist the Administrator and the Funds in their compliance with applicable laws and regulations. The Adviser will furnish the Company’s Board of Directors with such periodic and special reports regarding the Funds as they may reasonably request;

(f)	immediately notify the Company in the event that the Adviser or any of its affiliates: (1) becomes subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Company immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Company’s registration statement with respect to a Fund, or any amendment or supplement thereto, and of any statement contained therein that becomes untrue in any material request.

3.       Allocation of Charges and Expenses. Except as otherwise specifically provided in this section 3, the Adviser shall pay the compensation and expenses of all its directors, officers and employees who serve as officers and executive employees of the Company (including the Company's share of payroll taxes) and of all Directors of the Company who are interested persons of the Adviser, and the Adviser shall make available, without expense to the Company or the Funds, the service of its directors, officers and employees who may be duly elected officers of the Company, subject to their individual consent to serve and to any limitations imposed by law.

The Adviser shall not be required to pay any expenses of the Company or the Funds other than those specifically allocated to the Adviser in this section 3. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Fund's employees as are directors, officers or employees of the Adviser whose services may be involved, for the following expenses of the Company or the Funds: organization and certain offering expenses of the Funds (including out-of-pocket expenses, but not including the Adviser's overhead and employee costs); fees payable to the Adviser and to any other advisers or consultants to the Company or a Fund; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Funds in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Company's officers and employees, fees and expenses of the Funds’ Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Company on behalf of the Funds; payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists; expenses in connection with the issuance, offering, distribution, sale or redemption of securities issued by the Funds; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Funds for sale; freight, insurance and other charges in connection with the transfer of the Funds’ portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Funds, or of entering into other transactions or engaging in any investment practices with respect to the Company; expenses of printing and distributing prospectuses, statements of additional information, reports, notices and dividends to shareholders; costs of stationery; any litigation expenses; costs of shareholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the business of the Company or a Fund) of directors, officers and employees of the Company who are not interested persons of the Adviser or Administrator; and travel expenses (or an appropriate portion thereof) of directors and officers of the Company who are directors, officers or employees of the Adviser or the Administrator to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Company or any committees thereof or advisers thereto.

Investment Advisory Agreement – Steward Funds, Inc.

Effective: December 13, 2017

The Adviser shall not be required to pay expenses of any activity which is primarily intended to result in sales of shares of the Funds if and to the extent that (i) such expenses are assumed or required to be borne by the Funds’ principal underwriter or some other party, or (ii) the Company on behalf of a Fund shall have adopted a plan in conformity with Rule 12b-1 under the 1940 Act providing that the Funds (or some other party) shall assume some or all of such expenses. The Adviser shall be required to pay such of the foregoing sales expenses as are not assumed or required to be paid by the principal underwriter of a Fund or some other party or are not permitted to be paid by a Fund (or some other party) pursuant to such a plan.

4.       Compensation. As compensation for the services provided and expenses assumed by the Adviser under this Agreement, each Fund will pay the Adviser at the end of each calendar month an advisory fee computed daily in accordance with the schedule provided in Appendix B hereto.

5.       Books and Records. The Adviser agrees to maintain such books and records with respect to its services to the Company on behalf of the Funds as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Company and will be surrendered promptly to the Company upon its request. And the Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Company or the Funds are being conducted in accordance with applicable laws and regulations.

6.       Standard of Care and Limitation of Liability. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or a Funds in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company, a Fund or to holders of shares of a Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

7.       Services Not Exclusive. It is understood that the services of the Adviser are not exclusive, and nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of a Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Adviser's ability to meet its obligations to a Funds and to the Company hereunder. When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for a Fund, it is understood that in light of its fiduciary duty to the Company on behalf of the Funds, such transactions will be executed on a basis that is fair and equitable to the Funds. In connection with purchases or sales of portfolio securities for the account of a Fund, neither the Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Adviser provides any advice to its clients concerning the shares of a Fund, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of that Fund.

Investment Advisory Agreement – Steward Funds, Inc.

Effective: December 13, 2017

8.       Duration and Termination. This Agreement shall continue with respect to each Fund until the date shown in Appendix A, and thereafter shall continue automatically with respect to each Fund for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Company’s Board of Directors or (ii) a vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated with respect to one or more Funds: (a) at any time without penalty by the Company or such Funds upon the vote of a majority of the Directors or by vote of the majority of the outstanding voting securities of each applicable Fund, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon ninety (90) days' written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment, with respect to any Fund for which it is assigned (as defined in the 1940 Act).

9.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of each affected Fund, (ii) the Company’s Board of Directors and (iii) a majority of the Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

10.       Limitation of Liability for Claim. The Articles of the Company, a copy of which, together with all amendments thereto, is on file with the State of Maryland, refer to the directors under the Articles collectively as directors and not as individuals or personally, provide that no shareholder of a Fund, or director, officer, employee or agent of the Company, shall be subject to claims against or obligations of the Company or of a Fund to any extent whatsoever, but that the Company estate only shall be liable.

The Adviser is hereby expressly put on notice of the limitation of liability as set forth in the Articles and hereby agrees that the obligations assumed by the Company on behalf of each Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from shareholders or any shareholder of a Fund or any other Funds or their shareholders, or from any director, officer, employee or agent of the Company. The Adviser understands that the rights and obligations of each Fund are separate and distinct from those of any and all other Funds.

11.       Miscellaneous.

(a)	This Agreement shall be governed by the laws of the State of Maryland except as to Steward Small-Mid Cap Enhanced Index Fund, which shall be governed by the law of the State of Texas, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Investment Advisory Agreement – Steward Funds, Inc.

Effective: December 13, 2017

(c)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)	Nothing herein shall be construed as constituting the Adviser as an agent of the Company or a Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of December 13, 2017

STEWARD FUNDS, INC.

By /s/ Michael L. Kern, III

Date: December 13, 2017

Name: Michael L. Kern, III, CFA

Title: President

CROSSMARK GLOBAL INVESTEMENTS, INC.

By /s/ Michael L. Kern, III

Date: December 13, 2017

Name: Michael L. Kern, III, CFA

Title: President

Investment Advisory Agreement – Steward Funds, Inc.

Effective: December 13, 2017

APPENDIX A

The following Funds are covered by this Agreement:

Fund Name:	Termination Date:

Steward Global Equity Income Fund	March 1, 2018

Steward International Enhanced Index Fund	March 1, 2018

Steward Large Cap Enhanced Index Fund	March 1, 2018

Steward Select Bond Fund	March 1, 2018

Steward Small-Mid Cap Enhanced Index Fund	March 1, 2018

Steward Covered Call Income Fund	March 1, 2018

Investment Advisory Agreement – Steward Funds, Inc.

Effective: December 13, 2017

APPENDIX B

As compensation for the services provided and expenses assumed by the Adviser under this Agreement, each Fund will pay the Adviser at the end of each calendar month an advisory fee computed daily for the applicable Funds at the following rates for that Fund based on the average net assets of that Fund:

Steward Covered Call Income Fund	Steward Large Cap Enhanced Index Fund
0.45% of aggregate assets	0.15%of the first $500 million
0.125% of the next $500 million
0.10% of assets over $1 billion

Steward Global Equity Income Fund	Steward Select Bond Fund
0.30% of the first $500 million	0.25% of the first $500 million
0.25% of the next $500 million	0.20% of the next $500 million
0.20% of assets over $1 billion	0.175% of assets over $1 billion

Steward International Enhanced Index Fund	Steward Small-Mid Cap Enhanced Index Fund
0.30% of the first $500 million	0.15%of the first $500 million
0.25% of the next $500 million	0.125% of the next $500 million
0.20% of assets over $1 billion	0.10% of assets over $1 billion

The "average daily net assets" of a Fund shall mean the average of the values placed on the net assets of that Fund as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of a Fund shall always be determined pursuant to the applicable provisions of the Articles and the Company’s registration statement. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this Appendix B, the value of the net assets of that Funds as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of that Fund may lawfully be determined, on that day. If the determination of the net asset value of the shares of a Fund has been so suspended for a period including any month end when the Adviser's compensation is payable pursuant to this section, then the Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Funds as last determined (whether during or prior to such month). If a Funds determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Appendix B.

Investment Advisory Agreement – Steward Funds, Inc.

Effective: December 13, 2017